Exhibit 99.1
Neustar Reports Results for Third Quarter 2016

STERLING, VA, October 27, 2016 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced results for the quarter ended September 30, 2016, and updated its guidance for full-year 2016.
Results for Third Quarter 2016 Compared to Third Quarter 2015

•	Revenue increased 15% to $300.1 million

•	Marketing Services revenue increased 54% to $63.3 million

•	Security Services revenue increased 18% to $51.0 million

•
Net income increased 5% to $53.0 million or $0.96 per share. Net income for the third quarter of 2016 included a $23.1 million discrete income tax benefit associated with the liquidation for tax purposes of one of the company’s domestic subsidiaries

Non-GAAP Results for Third Quarter 2016 Compared to Third Quarter 2015

•	Adjusted EBITDA increased 6% to $134.5 million, a margin of 45%

•	Adjusted net income increased 67% to $121.0 million or $2.18 per share
“Over the past several years we have made significant progress in transforming Neustar, having built market-leading solutions to serve rapidly-growing markets. We are receiving external validation of the quality of our solutions from industry heavyweights such as Forrester, which recognized us as a ‘Leader’ in its Marketing Measurement and Optimization Solutions Wave report,” said Lisa Hook, Neustar’s President and Chief Executive Officer.  “Third quarter results, however, were below our expectations due to lagging sales execution.  We are taking focused measures to accelerate performance and are gaining traction in the market.  We have the right tools in place - our authoritative OneID system, our technology, and our talent - to build on our leadership position and improve execution.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “While we delivered double-digit organic revenue growth in Information Services, we fell short of our expectations and, as a result, adjusted our guidance.  Fourth quarter expectations are based on our recurring revenue, recently closed deals, and other leading indicators. During the quarter, we improved our capital structure by amending our credit facilities to extend the maturity date and lower the interest rate, furthering our separation efforts.”
Discussion of Third Quarter Results
Neustar’s year-over-year quarterly revenue growth of 15% was driven by revenue from acquisitions and strong demand for its services. In particular, Marketing Services revenue grew 18% organically and included $14.9 million from MarketShare, acquired in 2015.
Comparing third quarter 2016 results to the corresponding period in 2015:

•	Revenue from Marketing Services increased 54% to $63.3 million driven by increased demand for Neustar's services that help its clients make high-impact decisions to grow and guard their businesses

•	Revenue from Security Services increased 18% to $51.0 million driven by increased revenue from domain name registries

•
Revenue from Data Services increased 14% to $58.2 million driven by $15.9 million in revenue from the TNS assets acquired in 2015, partially offset by a $10.0 million decrease in revenue due to the expiration of the common short codes contract in 2015

•	Revenue from NPAC Services increased 1% to $127.6 million
Total operating expense for the third quarter of 2016 increased 29% to $232.9 million from $180.9 million in the third quarter of 2015. This $52.0 million increase was driven by $35.2 million in operating costs and depreciation and amortization associated with acquisitions completed in 2015. In addition, the company recorded an $11.1 million impairment charge for certain long-lived assets, and incurred expenses of $2.6 million for restructuring initiatives designed to improve operating efficiencies and $2.1 million of costs related to the company's previously announced plan to separate into two independent publicly-traded companies.
During the quarter, Neustar liquidated for tax purposes one of its domestic subsidiaries and, as a result, recorded an income tax benefit of $23.1 million associated with a worthless stock deduction.
Neustar ended the quarter with cash and cash equivalents of $56.2 million compared to $89.1 million as of December 31, 2015, and $50.7 million as of June 30, 2016. Neustar’s outstanding debt under its term facilities and senior notes was $946.5 million as of September 30, 2016. During the quarter, Neustar paid $52.4 million of principal under its term loan facility, including $25.0 million in voluntary prepayments of principal. Neustar also made an additional $40.0 million in voluntary prepayments after the quarter ended.
Business Outlook for 2016
Neustar updated its full-year 2016 guidance, previously provided on April 28, 2016.

•	Revenue to range from $1,205 million to $1,220 million or growth of 15% to 16%; previous range was $1,220 million to $1,240 million

•	Information Services revenue to range from $695 million to $710 million or growth of 28% to 31%; previous range was $715 million to $735 million

•
Revenue from the MarketShare acquisition expected to range from $55 million to $60 million, previous guidance was at least $70 million. The updated and previous MarketShare revenue guidance reflects the fair value adjustment to acquired deferred revenue recorded in connection with purchase accounting

•	Net income to range from $180 million to $190 million or $3.25 to $3.44 per share; previous range was $160 million to $190 million or $2.89 to $3.44 per share

•	Adjusted EBITDA to range from $540 million to $550 million or a margin of 45%; previous range was $555 million to $565 million

•	Adjusted net income to range from $320 million to $330 million or a margin of 27%; previous range was $278 million to $298 million

•	Adjusted net income per share to range from $5.79 to $5.97 or growth of 20% to 24%; previous range was $5.03 to $5.39
Conference Call
As announced on October 13, 2016, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 800-406-5356 (international callers dial 913-312-0844) and entering PIN 5676166.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) November 3, 2016 by dialing 844-512-2921 (international callers dial 412-317-6671) and entering PIN 5676166, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional investors; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. The supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures. These non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Every day, the world generates roughly 2.5 quadrillion bits of data. Neustar isolates certain elements and analyzes, simplifies and edits them to make precise and valuable decisions that drive results. As one of the few companies capable of knowing with certainty who is on the other end of every interaction, we’re trusted by the world’s great brands to make critical decisions some 20 billion times a day. We help marketers send timely and relevant messages to the right people. Because we can authoritatively tell a client exactly who is calling or connecting with them, we make critical real-time responses possible. And the same comprehensive information that enables our clients to direct and manage orders also stops attackers. We know when someone isn’t who they claim to be, which helps stop fraud and denial of service before they’re a problem. Because we’re also an experienced manager of some of the world’s most complex databases, we help clients control their online identity, registering and protecting their domain name, and routing traffic to the correct network address. By linking the most essential information with the people who depend on it, we provide more than 12,000 clients worldwide with decisions-not just data. More information is available at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and beliefs about its future results, such as its guidance regarding future results of operations. The company has attempted, whenever possible, to identify these forward-looking statements by using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties that could cause future events or results to vary from those addressed in the forward-looking statements include, without limitation, the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly results due to such factors as modifications to, terminations or expirations of, or failures to renew or extend (or announcements related to any of the foregoing) the company's material contracts, including uncertainty regarding the amount of time the company will serve as the Local Number Portability Administrator, disruptions to the company's operations resulting from network disruptions, security breaches or other events, or an inability to obtain high quality data on favorable terms or otherwise; general economic conditions in the regions and industries in which the company operates; the financial covenants in the company's secured indebtedness and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the company’s ability to repay or refinance its debt, on or ahead of scheduled repayment dates; the company’s ability to identify and successfully complete acquisitions and to integrate and support the operations of the businesses the company acquires; the company’s ability to realize the expected benefits of acquisitions at the expected times or at all; the ability of acquired businesses to retain their existing business relationships and key employees; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications, Internet and Information Services industries; the impact on the company of any litigation, arbitration, investigation or other similar proceeding; the possibility that the company’s plan to separate into two independent publicly-traded companies is not completed as expected, or at all; the significant time and expense, including significant time required of the company’s management and employees, involved in the proposed separation; the possibility that the proposed separation results in substantial tax liability, does not achieve some or all of the anticipated benefits, makes it more difficult for the company to attract and retain qualified employees, disrupts or negatively affects the company’s relationships with its customers and business partners and/or otherwise disrupts or adversely affects the company’s business; and the potential for significant sales of the company’s stock in the market if changes to the company’s business profile and market capitalization result in changes to its stockholder base following completion of the proposed separation. More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(unaudited)
Revenue	$261,653	$300,081	$769,808	$884,944
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	67,108	93,560	198,817	275,148
Sales and marketing	48,911	50,824	146,587	160,435
Research and development	6,009	6,041	18,460	18,850
General and administrative	28,617	28,040	78,003	82,796
Depreciation and amortization	30,272	49,701	89,634	127,012
Restructuring charges	—	2,629	—	11,422
Separation costs	—	2,135	—	6,353
	180,917	232,930	531,501	682,016
Income from operations	80,736	67,151	238,307	202,928
Other (expense) income:
Interest and other expense	(6,775)	(22,179)	(19,978)	(54,981)
Interest income	7	50	302	291
Income before income taxes	73,968	45,022	218,631	148,238
Provision (benefit) for income taxes	23,686	(8,009)	77,077	25,711
Net income	$50,282	$53,031	$141,554	$122,527
Net income per common share:
Basic	$0.93	$0.97	$2.57	$2.26
Diluted	$0.91	$0.96	$2.52	$2.22
Weighted average common shares outstanding:
Basic	54,123	54,542	55,153	54,318
Diluted	55,125	55,432	56,078	55,127

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2015	September 30, 2016
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,097	$56,199
Restricted cash	2,363	2,287
Accounts receivable, net	167,593	195,799
Unbilled receivables	17,712	14,001
Prepaid expenses and other current assets	30,216	31,942
Deferred costs	6,676	9,591
Income taxes receivable	5,883	41,324
Total current assets	319,540	351,143
Property and equipment, net	147,764	141,862
Goodwill	1,186,983	1,172,765
Intangible assets, net	529,279	447,902
Other assets, long-term	18,681	18,482
Total assets	$2,202,247	$2,132,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,392	$19,096
Accrued expenses	134,632	106,548
Deferred revenue	91,006	93,661
Notes payable	131,272	100,977
Capital lease obligations	4,791	2,028
Other liabilities	10,875	12,267
Total current liabilities	400,968	334,577
Deferred revenue, long-term	22,998	21,535
Notes payable, long-term	957,509	819,793
Capital lease obligations, long-term	1,831	60
Deferred income tax liabilities, long-term	38,701	36,649
Other liabilities, long-term	56,741	52,080
Total liabilities	1,478,748	1,264,694
Total stockholders’ equity	723,499	867,460
Total liabilities and stockholders’ equity	$2,202,247	$2,132,154

Reconciliation of Non-GAAP Financial Measures
In this press release and in other statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below are reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EBITDA
The following tables reconcile net income to adjusted net income and adjusted EBITDA, respectively, for the three and nine months ended September 30, 2015 and 2016 and the year ending December 31, 2016. We are providing guidance for adjusted net income, adjusted net income per share and adjusted EBITDA, with a reconciliation to net income. Management believes that these measures enhance investors’ understanding of the company’s financial performance and the comparability of the company’s results to prior periods, as well as against the performance of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31,
	2015	2016	2015	2016	2016 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$261,653	$300,081	$769,808	$884,944	$1,212,500

Net income	$50,282	$53,031	$141,554	$122,527	$185,000
Add: Stock-based compensation	10,414	11,613	28,111	32,087	44,000
Add: Amortization of acquired intangible assets	16,524	23,807	47,959	72,393	94,500
Add: Impairment of long-lived assets	—	11,104	—	11,104	11,104
Add: Loss on debt modification and extinguishment(2)	—	6,354	—	6,354	6,354
Add: Restructuring charges(3)	—	2,629	—	11,422	11,422
Add: Acquisition and integration related costs(4)	4,862	88	5,892	4,726	4,726
Add: Separation costs(5)	—	2,135	—	6,353	12,000
Less: Adjustment for provision (benefit) for income taxes(6)	(9,604)	10,270	(27,934)	(25,052)	(44,106)
Adjusted net income	$72,478	$121,031	$195,582	$241,914	$325,000
Adjusted net income margin (7)	28%	40%	25%	27%	27%
Adjusted net income per diluted share	$1.31	$2.18	$3.49	$4.39	$5.88
Weighted average common shares outstanding - diluted	55,125	55,432	56,078	55,127	55,300

Net income	$50,282	$53,031	$141,554	$122,527	$185,000
Add: Provision (benefit) for income taxes	23,686	(8,009)	77,077	25,711	56,217
Add: Interest expense	6,475	15,191	19,321	47,718	61,000
Add: Loss on debt modification and extinguishment(2)	—	6,354	—	6,354	6,354
Add: Depreciation and amortization(8)	30,272	38,597	89,634	115,908	151,500
Add: Impairment of long-lived assets	—	11,104	—	11,104	11,104
Add: Non-cash other (income) and expense, net(9)	374	1,837	462	1,968	1,968
Add: Stock-based compensation	10,414	11,613	28,111	32,087	44,000
Add: Restructuring charges(3)	—	2,629	—	11,422	11,422
Add: Acquisition and integration related costs(4)	4,862	88	5,892	4,726	4,726
Add: Separation costs(5)	—	2,135	—	6,353	12,000
Less: Interest income	(7)	(50)	(302)	(291)	(291)
Adjusted EBITDA	$126,358	$134,520	$361,749	$385,587	$545,000
Adjusted EBITDA margin(10)	48%	45%	47%	44%	45%

(1)	The amounts expressed in this column represent the midpoint of the company's guidance as of the date of this press release.

(2)	Amounts represent loss on debt modification and extinguishment related to the amendment of the company's Amended 2013 Credit Facilities on September 28, 2016.
(3) Amounts represent restructuring charges related to the termination of certain employees.
(4) Amounts represent costs incurred by the company in connection with completed acquisitions and related integration activities.

(5)
Amounts represent costs incurred by the company in connection with the intended separation into two independent publicly-traded companies. These costs include professional fees for outside advisory services including legal, finance, accounting and related services.

(6)
Adjustments reflect the estimated impact of income taxes on the non-GAAP adjustments (stock-based compensation, amortization of acquired intangible assets, impairment of long-lived assets, loss on debt modification and extinguishment, restructuring charges, separation costs and tax deductible acquisitions, and integration related costs).  The estimated impact of income taxes on these non-GAAP adjustments was determined using the effective tax rate for the applicable period, including all discrete tax items.  Excluding all discrete tax items, our effective tax rate was approximately 36.3% and 35.1% for the three months ended September 30, 2015 and 2016, respectively, and 36.3% and 35.1% for the nine months ended September 30, 2015 and 2016, respectively.

(7)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

(8)	Amounts exclude impairment of long-lived assets.

(9)	Amounts represent (gain)/loss on foreign currency transactions, (gain)/loss on asset disposals and non-cash (gain)/loss resulting from certain transactions.

(10)	Adjusted EBITDA margin is a measure of adjusted EBITDA as a percentage of revenue.

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Carolin Bachmann (415) 659-6466 PR@neustar.biz